Exhibit 99.1

    First PacTrust Bancorp Inc. Announces Quarterly Cash Dividend

    CHULA VISTA, Calif.--(BUSINESS WIRE)--Aug. 25, 2004--First PacTrust Bancorp Inc., (NASDAQ:FPTB) the holding company for Pacific Trust Bank, announced today that its board of directors has declared a quarterly cash dividend of eleven cents ($0.11) per share on its outstanding common stock. The dividend will be payable on September 24, 2004 to shareholders of record as of September 10, 2004.
    Hans Ganz, president of First PacTrust Bancorp, stated, "This sixth consecutive increase to our quarterly dividend reflects the improved earnings of the company for the 2nd quarter of 2004, as well as our commitment to enhance shareholder value."
    First PacTrust Bancorp Inc. is a $665.0 million bank holding company, as of June 30, 2004, headquartered in Chula Vista, Calif., providing traditional deposit and credit services through its wholly owned Federal Savings bank subsidiary, Pacific Trust Bank. The company has nine banking offices within San Diego and Riverside Counties. More information about the company can be found on its Web site at http://www.firstpactrustbancorp.com.

    Safe Harbor Statement Under the Private Securities Litigation
Reform Act of 1995

    This report contains certain forward-looking statements within the meaning of Section 27a of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. First PacTrust Bancorp Inc. (the company) and Pacific Trust Bank (the bank) intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, as amended, and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the company and the bank, are generally identifiable by use of the words such as "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The ability of the company and the bank to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations and future prospects of the company, the bank and the bank's wholly owned subsidiaries include, but are not limited to, changes in: interest rates; the economic health of the local real estate market; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the bank's market area; and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

    CONTACT: First PacTrust Bancorp Inc.
             Hans Ganz, President and CEO
             619-691-1519